UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2014

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	1-33926 (Commission File Number)	75-1256622 (I.R.S. Employer Identification No.)

1650 Hwy 6 S, Suite 190
Sugar Land, TX  77478
 (Address of principal executive offices)

(409) 385-8300
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement
On May 25, 2006, our wholly owned subsidiary South Hampton Resources, Inc. entered in a Credit Agreement, as amended, with Bank of America, N.A.  All of our obligations under the Credit Agreement are fully and unconditionally secured pursuant to a perfected first priority security interest on all of South Hampton’s assets.  As of July 9, 2014, the Credit Agreement, provided for an aggregate principal amount of up to $32 million available through the following facilities: (i) $18 million revolving credit facility which includes a $3 million sublimit for use in the hedging program and a sublimit of $9 million for the issuance of standby or commercial letters of credit; and (ii) $14 million term loan advanced as a $10 million loan (the “First Term Loan”) and a $4 million loan (the “Second Term Loan”).

On July 10, 2014, South Hampton entered into a Fourteenth Amendment to Credit Agreement with Bank of America, N.A. for a $25.0 million multiple advance term loan facility (the “Third Term Loan”) and to make various other revisions to the Credit Agreement.  Borrowings from the Third Term Loan will be used to finance the construction of a capital project known as “D-Train” in 2014 through 2015.  D-Train will be located at South Hampton’s petrochemical facility in Silsbee, Texas and will increase South Hampton’s current penhex capacity from 6,700 barrels per day to approximately 11,000 barrels per day.

South Hampton’s obligations under the Third Term Loan will be secured by a Deed of Trust, Security Agreement and UCC Financing Statement for Fixture Filing, an Assignment of Rights Under Construction Contracts, Permits, Plans and Contracts, and will be guaranteed by Texas Oil and Chemical Company II, Inc. (“TOCCO”), and Gulf State Pipe Line Company, Inc., wholly owned subsidiaries of ours.  Borrowing availability under the Third Term Loan began on July 10, 2014 and ends on December 31, 2015.  The Third Term Loan converts from a multiple advance loan to a “mini-perm” loan once the Company has fulfilled certain obligations such as certification that construction was completed in a good and workmanlike manner, receipt of applicable permits and releases from governmental authorities, and receipt of releases of liens from the contractor and each subcontractor and supplier; provided that the conversion date may not occur after December 31, 2015.   On the date the Third Term Loan converts into mini-perm loan, the Third Term Loan shall amortize based on a fifteen year commercial style amortization method and installments of principal and interest shall be due on the first business day of each January, April, July and October until the maturity date when all outstanding principal and interest is due and payable.

Under the terms of the Fourteenth Amendment to Credit Agreement, the interest rate remains unchanged and shall equal the lower of: (i) the higher of the federal funds rate plus 0.50% or the prime rate plus the applicable margin, or (ii) the rate equal to the London Interbank Offered Rate (“LIBOR”) plus the applicable rate.  The applicable margin is determined from TOCCO’s most recent compliance certificate and current financials based on the following:

Level	Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Loans	Applicable Margin for Commitment Fee
I	Greater than or equal to 1.50:1.00	(0.50%)	2.00%	0.25%
II	Less than 1.50:1.00 but greater than or equal to 1.00:1.00	(0.75%)	1.75%	0.25%
III	Less than 1.00:1.00	(1.00%)	1.50%	0.25%

In addition to the Third Term Loan, the Fourteenth Amendment to Credit Agreement extends the termination date of the Revolving Loan to June 30, 2018, unless earlier cancelled or terminated by Bank of America, N.A.  The First and Second Term Loans mature on October 31, 2018.  The Fourteenth Amendment to Credit Agreement contains representations and warranties, and affirmative, restrictive and financial covenants (applicable to the Company, its parent and subsidiaries) which are customary for credit facilities of this type, e.g. TOCCO must maintain a maximum consolidated fixed charge coverage ratio of 1.25:1.00 at the end of each fiscal quarter.

A copy of the Fourteenth Amendment to Credit Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosures required by this Item 2.03 are contained in Item 1.01 above and are incorporated as if fully restated herein.

Item 9.01.	Financial Statements and Exhibits
(d)           Exhibit:

99.1	Fourteenth Amendment to Credit Agreement dated as of July 10, 2014, among South Hampton Resources, Inc., as Borrower and Bank of America, N.A., as Lender.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRECORA RESOURCES

Date:  July 16, 2014                                                      By: /s/ Connie Cook___________
      Connie Cook
                                                                      Chief Financial Officer